UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☒      Definitive Additional Materials
☐       Soliciting Material Pursuant to § 240.14a-12
CAVALIER HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROTECT YOUR INVESTMENT: PLEASE VOTE YOUR WHITE PROXY CARD
SUPPORT YOUR BOARD OF DIRECTORS
April 7, 2009
Dear Fellow Stockholder:
Your vote is especially important with respect to this year’s annual meeting. A committee of dissident stockholders (the “Dissident Group”), has launched a disruptive and self-serving proxy contest. The Dissident Group is asking you to replace three highly-qualified Cavalier Board members with nominees that include Kenneth Shipley and Curtis Hodgson, co-founders and principals of Legacy Housing — a direct competitor of Cavalier.
The Board believes it would be improper for individuals who are actively engaged in a business that is in direct competition with Cavalier to serve on our Board. The Board believes that Mr. Shipley and Mr. Hodgson have an irreconcilable conflict as direct competitors of Cavalier and could not represent the interests of ALL stockholders.
Your Board urges you to reject the Dissident Group nominees and support your current Board.
The Dissident Group’s Self-Serving Nature and Conflicts of Interest
In June 2008, members of the Dissident Group met with members of your Board of Directors and proposed that Cavalier acquire Legacy Housing, their privately held company. Their proposal would have resulted in:
•	An immediate loss of $10.7 million in tangible book value to existing Cavalier stockholders; and

•	The Dissident Group owning over 41% of Cavalier.
Your board believed the cost of such a transaction was too high and would unfairly dilute current Cavalier stockholders.
After careful consideration, your Board concluded that the Dissident Group’s proposal clearly was not in the best interests of Cavalier stockholders.
After we chose not to pursue Legacy’s proposal, members of the Dissident Group approached members of the Board about possible representation on the Board of Directors. Their suggested representatives — Kenneth Shipley and Curtis Hodgson — are two of the Dissident Group’s current nominees and are co-founders and principals of Legacy Housing, which is a direct competitor of Cavalier. Clearly the presence of the owners and managers of a direct competitor of the Company on the Board could substantially impair our ability to operate and compete effectively.

We believe you should be troubled by the actions of the Dissident Group. Their nominees would face an inherent conflict of interest by serving as directors of a direct competitor to their own business. We believe that electing the nominees of the Dissident Group is not in your best interest as a Cavalier stockholder.
Improved Profitability in a Challenging Environment
While the Dissident Group has criticized the operating results of the Company, they ignore the fact that, despite incredible challenges in the manufactured housing industry, direct actions taken by management and your Board of Directors to improve Cavalier’s profitability, solidify our balance sheet and position Cavalier for profitability, have:
•	Produced positive net income in four of the past five fiscal years;

•	Improved gross margins to 18.2% in 2008 from 12.1% in 2007; and

•	Built the Company’s cash position to over $31 million and lowered debt to under $2 million.
Cavalier also had:
•	The best performing stock price of all publicly traded manufactured housing companies in 2009 and second best over the past twelve months (through April 3, 2009); and

•	The highest profit of any public company in the industry for the past 12 months.
The Sale of CIS — the Right Decision
The Dissident Group has also questioned Cavalier’s recent sale of CIS Financial Services, Inc. (“CIS”), the Company’s financial services subsidiary, to Triad Financial Services, Inc. (“Triad”). Again, the Dissident Group ignores the fact that your Board and management pursued the CIS transaction because it eliminated the risk in Cavalier’s retail finance business, freed up capital, and allowed management to focus on the Company’s core manufacturing operations.
Prior to the CIS transaction, and because of the dislocation in recent years of the manufactured homes financial markets, Cavalier was faced with a reduced number of potential purchasers of the loans that it originated and purchased for resale; exposing the Company to significant financial risk.
In the CIS transaction, Cavalier was paid $765,000 in cash at closing and expects to receive an additional $2.3 million by the end of August 2009 for the principal balance of certain installment loan contracts transferred to Triad in the sale. Also, we expect Triad will service and collect Cavalier’s portion of our remaining loan portfolio over the term of those loans, which had a principal balance at closing of $2.2 million. In addition, Triad through its now wholly owned subsidiary, CIS, has committed to offer Cavalier’s dealers their best financing programs going forward.
In 2009, we expect to use a significant part of our cash, including the proceeds from the sale of CIS, to provide financing under various floor plan programs for our independent dealer network in order to help negate the current disruption in the manufactured home wholesale floor plan market (including that resulting from the exit of Textron Financial). We believe utilizing our cash to provide floor plan financing is important to aid in the distribution and marketing of our products.
We continue to believe that the CIS transaction was in the best interest of Cavalier and its stockholders, and is an example of the proactive nature of your Board and management.
VOTE FOR THE CAVALIER DIRECTORS ON THE WHITE CARD
We strongly oppose the dissident nominees and ask that stockholders reject their nominees and their self serving agenda. We urge you to vote for Cavalier’s director nominees who will act in the best interests of ALL stockholders. Please act in your own best interests and protect your investment by voting for our nominees on the WHITE card now. If you have already voted Legacy’s gold card, you can still vote in favor of the Company’s nominees by signing, dating and mailing the enclosed WHITE card. Only your latest dated vote will be counted.
Thank you for your continued support of our Company.
On behalf of the Board of Directors,
Barry B. Donnell
Chairman of the Board of Directors

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.

•	Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts.

•	Even if you have sent a Gold proxy card to the Dissident Group, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today.

•	If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares,
please call our proxy solicitor:
MORROW & CO., LLC AT (800) 607-0088
Cavalier has filed a proxy statement in connection with its 2009 annual meeting of stockholders. The Company’s stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card, as they contain important information, including information relating to the participants in such proxy solicitation. Stockholders can obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cavalier with the SEC for free at the internet website maintained by the SEC at www.sec.gov and Cavalier’s website at www.cavhomesinc.com.
Forward Looking Statements
With the exception of historical information, the statements made in this press release, including those containing the words “expects,” “anticipates,” “thinks” and “believes,” and words of similar import, and those relating to industry trends and conditions, Cavalier’s expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier’s new product initiatives and the effect of these and other steps taken in the last several years on Cavalier’s future sales and earnings, and Cavalier’s plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier’s products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier’s reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier’s Annual Report on Form 10-K for the period ended December 31, 2008, under the heading “Item 1. Business-Risk Factors,” as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.